Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2011 FOURTH Quarter and year end Results

Results in line with Expectations; Continued Execution of Strategic Priorities

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: Jim.Polson@fticonsulting.com

GLENWOOD, Ill.— December 6, 2011—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2011 fourth quarter and year ended September 30, 2011.

Fiscal 2011 Highlights

•         Revenue increased 5.3 percent to $120.5 million.

•         Gross profit grew 4.4 percent to $72.9 million on increased revenue and product mix.

•         Operating income increased $0.3 million to $34.9 million.

•         Net income increased 3.6 percent to $24.5 million, or $2.58 per diluted share.

•         Completed acquisition of IZI Medical Products in November.

•         Announced quarterly dividend rate of $0.55 for the first fiscal quarter of fiscal 2012 in November, providing an annual dividend rate of $2.20 consistent with 2011 levels.

•         The military issued orders totaling $14.5 million relating to the Company’s initiatives during the fiscal year for shipments in fiscal 2012 and beyond.

“The results for this year demonstrate the balanced approach we are taking in the pursuit of new growth opportunities and managing resources effectively to produce steadily improving long-term performance in our core dosimetry business and new markets,” stated Bill Saxelby, President and CEO of Landauer. “During fiscal 2011 we made significant progress against our strategic priorities and we continue to see strong interest from the market for services that integrate our traditional occupational monitoring services with our Medical Physics offering.”

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Saxelby added, “We successfully advanced our military initiative and received orders from the U.S. military for a program totaling $14.5 million during the fiscal year, which will be shared with our military partner. The Company’s portion of the approved funding to date is approximately $11 million. We recently completed the acquisition of IZI Medical Products, which significantly increases our product and service offering to help customers ensure the safe utilization of radiation. The acquisition is an excellent strategic fit and expands our reach across the radiation safety continuum.”

Saxelby concluded, “In fiscal 2012 we look forward to executing on the significant growth opportunities in our pipeline across several areas of our business, as well as focusing on increasing our operating efficiency. Those opportunities include:

•         Recent contract awards in the nuclear power market which continue to strengthen our position in this market. Since our Q3 report, we have increased our market share in the nuclear power sector from 28% to 41%.

•         Continued growth within our Medical Physics segment where we generated positive operating income for the fourth fiscal quarter.

•         Continued expansion of our military and first responder opportunities.

•         The significant opportunities associated with the recent IZI Medical Products acquisition; and

•         Our ability and commitment to returning value to shareholders remains strong, as evidenced by the continuation of our cash dividend program.”

Comparison of the Three Months Ended September 30, 2011 and September 30, 2010

Revenues for the fourth fiscal quarter of 2011 were $30.5 million, an increase of $1.4 million, or 5.0% compared with revenues of $29.1 million for the same quarter in fiscal 2010. The increase was contributed by the Medical Physics segment.

Cost of sales for the fourth fiscal quarter of 2011 was $12.7 million, an increase of $0.4 million, or 3.5%, compared with cost of sales of $12.3 million for the same quarter in fiscal 2010. The Medical Physics segment contributed an increase of $1.1 million, while the Radiation Monitoring segment decreased $0.6 million. Gross margins were 58.3% for the fourth fiscal quarter of 2011, compared with 57.6% for the same period in fiscal 2010.

Selling, general and administrative costs for the fourth fiscal quarter of 2011 were $9.5 million, an increase of $0.6 million, or 6.3%, compared with the $8.9 million reported for the fourth fiscal quarter of 2010. The increase of $0.6 million occurred in the Radiation Monitoring segment.

Operating income for the fourth fiscal quarter of 2011 was $7.0 million, a decline of $0.5 million, or 5.9%, compared with operating income of $7.5 million for the same quarter in fiscal 2010. For the fourth fiscal quarter of 2011, the Medical Physics segment had operating income of $0.1 million, an increase of $0.4 million, compared to an operating loss of $0.3 million for the fourth fiscal quarter of 2010. The Radiation Monitoring segment had operating income for the fourth fiscal quarter of 2011 of $6.9 million, a decrease of $0.9 million, or 11.4%, compared to $7.8 million for the fourth fiscal quarter of 2010.

Net other income, including equity in income of joint ventures, for the fourth fiscal quarter of 2011 was $0.2 million compared to $0.3 million in the prior year quarter.

The effective tax rate for the fourth fiscal quarter of fiscal 2011 and 2010 was 25.3% and 39.7%, respectively. The decrease in effective tax rate was due primarily to the reduction in the Company’s state taxes and the allowance of certain tax credits that had been previously disallowed.

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Net income for the fourth fiscal quarter ended September 30, 2011 was $5.2 million, an increase of $0.6 million, or 13.8%, compared with $4.6 million for the fourth fiscal quarter of 2010. The resulting diluted earnings per share for the fourth fiscal quarter of 2011 were $0.54 compared with $0.48 for the fourth fiscal quarter of 2010.

Radiation Monitoring Segment:

Radiation Monitoring revenue for the fourth fiscal quarter of 2011 was $24.6 million, which was the same as for the fourth fiscal quarter of 2010. Domestic Radiation Monitoring revenue decreased 5.6%, or $1.0 million, and international Radiation Monitoring revenue increased 16.8%, or $1.0 million.

Radiation Monitoring gross margin for the fourth fiscal quarter of 2011 increased to 66.2% from 63.7% in the fourth fiscal quarter of 2010. Selling, general and administrative costs in the Radiation Monitoring segment for the fourth fiscal quarter of 2011 increased 8.0%, or $0.6 million, to $8.1 million. The increase is due primarily to an additional $0.7 million of bonus expense and $0.2 million of additional costs to support international growth, partially offset by declines in other miscellaneous expenses. Acquisition and reorganization costs for the fourth fiscal quarter of 2011 increased by $0.9 million to $1.3 million, compared to $0.4 million for the fourth fiscal quarter of 2010. Radiation Monitoring operating income, inclusive of the impact of acquisition related transaction and reorganization costs, for the fourth fiscal quarter of 2011 decreased 11.4%, or $0.9 million, to $6.9 million compared with operating income of $7.8 million for the same period in fiscal 2010.

Medical Physics Segment:

Medical Physics revenue for the fourth fiscal quarter of 2011 increased 32.6%, or $1.5 million from the fourth fiscal quarter of 2010, to $6.0 million on $0.9 million of organic growth and $0.6 million due to the impact of acquired companies. Medical Physics gross margin increased to 25.3% from 24.4% in the fourth fiscal quarter of 2010 due to elimination of a non-recurring operating loss within certain Medical Physics business in the fourth fiscal quarter of 2010 prior to divestiture of the business in the first fiscal quarter of 2011, as well as improved operating efficiencies in the therapy physics business. Selling, general and administrative costs in the Medical Physics segment of $1.4 million for the fourth fiscal quarter of 2011 were comparable to costs for the same period in fiscal 2010. Medical Physics operating income for the fourth fiscal quarter of 2011 was $0.1 million, an increase of $0.4 million, compared to an operating loss of $0.3 million for the fourth fiscal quarter of 2010.

Comparison of the Twelve Months Ended September 30, 2011 and September 30, 2010

Revenues for fiscal 2011 were $120.5 million, an increase of $6.1 million, or 5.3%, compared with revenues of $114.4 million for fiscal 2010. The Medical Physics segment contributed an increase of $6.6 million, offset by a decline in the Radiation Monitoring segment of $0.5 million.

Cost of sales for fiscal 2011 was $47.5 million, an increase of $3.0 million, or 6.8%, compared with cost of sales of $44.5 million for fiscal 2010. The Medical Physics segment contributed an increase of $5.1 million, offset by a decline in the Radiation Monitoring segment of $2.1 million. Gross margins were 60.6% for fiscal 2011, compared with 61.1% for fiscal 2010. The decline in gross margin rate was primarily due to the overall growth of the Medical Physics segment, which has lower margins.

Selling, general and administrative costs for fiscal 2011 were $36.6 million, an increase of $3.4 million, or 10.1%, compared with the $33.2 million reported for fiscal 2010. The Medical Physics segment and Radiation Monitoring segment contributed an increase of $1.1 million and $2.3 million, respectively. The Medical Physics increase is due to the impact of acquired companies and costs to support organic growth. The Radiation Monitoring increase is due primarily to increased international spending to support international revenue growth and the strengthening of most foreign currencies against the dollar.

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In conjunction with the Company’s acquisition activity, the Company incurred $1.5 million ($1.0 million, after tax) and $2.0 million ($1.6 million, after-tax) of acquisition related transaction and reorganization costs for fiscal 2011 and 2010, respectively.

Operating income for the twelve months ended September 30, 2011 was $34.9 million, an increase of $0.3 million, or 0.7%, compared with operating income of $34.6 million for fiscal 2010. For fiscal 2011, the Medical Physics segment had an operating loss of $0.5 million, an improvement of $0.4 million compared to an operating loss of $0.9 million for fiscal 2010. The Radiation Monitoring segment had operating income of $35.4 million, compared to operating income of $35.6 million for fiscal 2010.

Net other income, including equity in income of joint ventures, for fiscal 2011 was $1.9 million, an increase of $0.5 million, or 32.7%, from the prior year, due to Nagase-Landauer, the Company’s joint venture in Japan, experiencing increased revenue in support of the Japanese nuclear disaster and a reduction in product costs as a result of manufacturing efficiencies in its state of the art manufacturing facility which began operating in April 2010.

The effective tax rate was 31.4% and 33.0% for fiscal 2011 and 2010, respectively. The decrease in effective tax rate was due primarily to the reduction of nondeductible acquisition costs as compared to fiscal 2010 and an increased research and development credit in fiscal 2011.

Net income for the twelve months ended September 30, 2011 was $24.5 million, an increase of $0.8 million, or 3.6%, compared with $23.7 million for the twelve months ended September 30, 2010. The resulting diluted earnings per share for fiscal 2011 were $2.58 compared with $2.52 for fiscal 2010.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $44.4 million, a $2.0 million or 4.8% increase, compared with $42.4 million for the prior fiscal year. The increase is due primarily to a $0.8 million increase in net income and a $1.3 million increase in depreciation and amortization expense for fiscal 2011. A reconciliation of net income to EBITDA is included in the attached financial exhibits.

Radiation Monitoring Segment:

Radiation Monitoring revenue for fiscal 2011 declined 0.5%, or $0.5 million to $99.9 million. Of the decline, $1.6 million is due to the change in the supply relationship between Landauer and Nagase-Landauer, the Company’s unconsolidated joint venture in Japan. Fiscal 2010 revenue included sales to Nagase-Landauer, Ltd. of $2.5 million for badges and services to support its fiscal 2010 transition of the Japanese service market from the Luxel badge to a next generation badge based upon the InLight platform. With the completion of the transition in the third fiscal quarter of 2010, the joint venture only purchases service badges to support service business growth. The historical Luxel badge revenues were partially replaced by a royalty arrangement, resulting in no corresponding impact on net income. Without the Nagase-Landauer impact, domestic Radiation Monitoring revenue declined 3.3%, or $2.4 million, driven by lower non-recurring InLight equipment sales, primarily to the Canadian government agency responsible for occupational monitoring and radiation emergency preparedness for the citizens of Canada. International Radiation Monitoring revenue increased 13.9%, or $3.6 million, on $2.2 million of organic growth in most regions and $1.6 million from the strengthening of most foreign currencies against the dollar.

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Radiation Monitoring gross margin for the twelve months ended September 30, 2011 increased to 68.2% from 66.3% a year ago, primarily due to the decline in lower margin sales to Nagase-Landauer. Selling, general and administrative costs in the Radiation Monitoring segment for fiscal 2011 increased 8.0%, or $2.3 million, to $31.2 million. The increase is due primarily to an additional $0.2 million of costs to replace the Company’s IT systems and related depreciation, $1.0 million of increased international spending to support international revenue growth and $0.5 million from the strengthening of most foreign currencies against the dollar. Acquisition and reorganization costs for fiscal 2011 decreased 26.6%, or $0.5 million, to $1.5 million compared to $2.0 million in fiscal 2010. Radiation Monitoring operating income, inclusive of the impact of acquisition related transaction and reorganization costs, for the twelve months ended September 30, 2011 decreased 0.5%, or $0.2 million, to $35.4 million compared with operating income of $35.6 million for fiscal 2010.

Medical Physics Segment:

Medical Physics revenue for 2011 increased 46.7%, or $6.6 million, to $20.6 million on $3.2 million of organic growth and $3.4 million due to the impact of acquired companies. Medical Physics gross margin declined to 23.7% from 24.3% in the year ago period due to divestiture of the certain higher margin business in the first fiscal quarter of 2011, and due to non-recurring expense in fiscal 2011 for workforce realignment, partially offset by improved operating efficiencies in the core Medical Physics business. Selling, general and administrative costs in the Medical Physics segment for fiscal 2011 increased 24.0%, or $1.1 million, to $5.4 million. The increase is due to the impact of acquired companies and costs to support organic growth. Medical Physics operating loss was $0.5 million for fiscal 2011, compared with operating loss of $0.9 million for fiscal 2010.

Solid Financial Position

Landauer ended the fourth fiscal quarter of 2011 with total assets of $169 million, an increase of $18 million compared to total assets of $151 million at the end of fiscal year 2010. Due to the current liability classification of $19.8 million in outstanding borrowings incurred to support the acquisitions completed during the first fiscal quarter of 2010 and thereafter, the Company had negative working capital of $7.3 million. The Company believes projected operating cash flow and available borrowing under its current credit arrangements provide adequate liquidity to meet its current and anticipated obligations. Cash provided by operating activities for fiscal year ended September 30, 2011 was $31.2 million, an increase of $5.0 million from fiscal 2010, due primarily to an increase in deferred contract revenue and changes in the other components of working capital.

Dividend Policy

The Company also announced on November 14, 2011 that its Board of Directors has declared a regular quarterly cash dividend of $0.55 per share for the first quarter of fiscal 2012. This represents an annual rate of $2.20 per share, consistent with fiscal 2011 levels. The dividend will be paid on January 4, 2012 to shareholders of record on December 9, 2011.

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Fiscal 2012 Outlook

Landauer’s business plan for fiscal 2012 currently anticipates aggregate revenue for the year to be in the range of $150 to $157 million, which includes 10 months of contributions from the recent IZI Medical Products acquisition. The business plan also anticipates:

•         $4.4 million ($2.9 million net of tax) of non-recurring expense spending to support the successful completion of the Company’s systems initiative and the related post implementation support.

•         Incremental depreciation and amortization over fiscal 2011 of $1.8 million ($1.2 million net of tax) related to the deployment of the final phase of the Company’s systems initiative in the third fiscal quarter of fiscal 2012.

•         The accretive impact of the November 2011 acquisition of IZI Medical Products producing $1.1 million to $1.5 million of net income for the 10 months included in fiscal 2012.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2012 in the range of $21 to $23 million and EBITDA in the range of $49 to $51 million. In addition to the $5 to $7 million increase in EBITDA expected for fiscal 2012, the Company will begin to receive an annual cash benefit of approximately $2 million as a result of the structure of the acquisition of IZI Medical Products in November 2011.

Conference Call Details

Landauer has scheduled its fourth quarter conference call for investors over the Internet on Tuesday, December 6, 2011 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-941-9205 (within the United States and Canada), or 480-629-9692 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4490815#, which will be available until January 6, 2012.  The replay of the call will remain available on Landauer’s website for 90 days.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.7 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community. Through its IZI Medical Products subsidiary, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.

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Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2012 Outlook” constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These factors include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, and other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

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Fourth Fiscal Quarter 2011 Financial Highlights

(unaudited, amounts in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010

Net revenues	$30,535	$29,072	$120,458	$114,367

Costs and expenses:
Cost of sales	12,746	12,315	47,510	44,478
Selling, general and administrative	9,486	8,927	36,576	33,224
Acquisition and reorganization costs	1,259	345	1,489	2,028
Cost and expenses	23,491	21,587	85,575	79,730

Operating income	7,044	7,485	34,883	34,637

Other income, net	185	298	1,852	1,396

Income before taxes	7,229	7,783	36,735	36,033
Income taxes	1,829	3,087	11,527	11,893

Net income	5,400	4,696	25,208	24,140
Less: Net income attributed to noncontrolling interest	214	140	670	466
Net income attributed to Landauer, Inc.	$5,186	$4,556	$24,538	$23,674

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.55	$0.49	$2.60	$2.53
Weighted average basic shares outstanding	9,394	9,331	9,395	9,310

Diluted	$0.54	$0.48	$2.58	$2.52
Weighted average diluted shares outstanding	9,477	9,371	9,477	9,349

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Summary Consolidated Balance Sheets

(unaudited, amounts in thousands)

	September 30, 2011	September 30, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$7,914	$7,659
Receivables, net of allowances	25,516	23,702
Other current assets	17,212	14,796
Total current assets	50,642	46,157

Net property, plant and equipment	47,641	39,815
Equity in joint ventures	10,699	8,446
Goodwill and other intangible assets, net of amortization	50,870	49,270
Dosimetry devices, net of depreciation	5,618	5,569
Other assets	3,186	1,439

TOTAL ASSETS	$168,656	$150,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,457	$7,180
Dividends payable	5,301	5,143
Deferred contract revenue	14,713	14,305
Short-term debt	19,805	12,504
Other current liabilities	12,673	10,420
Total current liabilities	57,949	49,552

Non-Current Liabilities:
Pension and postretirement obligations	14,202	10,089
Deferred income taxes	12,805	9,934
Other non-current liabilities	1,292	1,418
Total non-current liabilities	28,299	21,441

Stockholders’ Equity:
Landauer, Inc. stockholders’ equity	81,332	78,790
Noncontrolling interest	1,076	913
Total stockholders’ equity	82,408	79,703

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$168,656	$150,696

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Reconciliation of Net Income to

Earnings before Interest, Taxes, Depreciation and Amortization

(unaudited, amounts in thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010

Net income attributed to Landauer, Inc.	$5,186	$4,556	$24,538	$23,674

Add back:
Interest and other expense (income)	305	(21)	339	105
Income taxes	1,829	3,087	11,527	11,893
Depreciation and amortization	2,241	1,946	7,991	6,681

Earnings before interest, taxes, depreciation and amortization	$9,561	$9,568	$44,395	$42,353

Use of Non-GAAP Financial Measures

In evaluating the Company’s financial performance and outlook, management uses EBITDA. EBITDA is a non-GAAP measure. Management believes that such measure supplements evaluations using operating income, net income, and diluted earnings per share and other GAAP measures, and is a useful indicator for investors. This indicator can help readers gain a meaningful understanding of our core operating results and future prospects without the effect of non-cash items and the Company’s ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt repayment. Investors should recognize that these non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.

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